Exhibit 99

     OMI Corporation Announces Increased Dividend and Financings

    STAMFORD, Conn.--(BUSINESS WIRE)--Nov. 17, 2004--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that its Board of Directors has increased the quarterly dividend on its common stock from $.05 per share to $.07 per share. The Board declared a $.07 per share dividend payable on Tuesday, January 11, 2005 to holders of record on Wednesday, December 22, 2004.
    The Company also announced that it had negotiated a $142,000,000 secured term loan (and closed on a portion of the loan) to finance the acquisition costs for four vessels, three of which have been delivered to it and the fourth of which is expected to be delivered to it before year end. The Company has also received commitments from a bank syndicate for a $375,000,000 secured revolving credit facility (which amends and restates an existing undrawn $245,000,000 secured revolving credit facility). Closing is expected to take place by November 29, 2004, at which time the $250,000,000 revolving credit facility used as bridge financing for vessel acquisitions will be repaid in full. Both loans have a term of 10 years and bear interest at applicable LIBOR rates plus a margin of .80%. The credit facilities being replaced have margins ranging from 1.00% to 1.625%.
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 41 vessels, including 15 Suezmaxes and 24 product carriers, aggregating approximately 3.5 million deadweight tons ("dwt"). OMI has on order ten 37,000 and 47,000 dwt product carriers and has agreed to acquire a 2004 built 37,000 dwt product carrier from another owner, with delivery scheduled in the fourth quarter of 2004. Of those on order, five are scheduled to be delivered in 2005 and five in 2006.

    CONTACT: OMI Corporation, Stamford
             Fredric S. London, 203/602-6789